Exhibit 99.1

DPW Holdings Announces Adjournment of Annual Meeting of Stockholders Due to Lack of Quorum

Newport Beach, CA, December 30, 2020 -- DPW Holdings, Inc. (NYSE American: DPW) a diversified holding company (“DPW,” or the “Company”), announced that DPW’s annual meeting of stockholders, scheduled as a virtual meeting format only, on December 30, 2020 at 9:00 a.m. PT. was adjourned due to a lack of quorum.

A quorum consists of a majority of the shares entitled to vote. There were fewer than a majority of shares entitled to vote present, either in person or by proxy at this meeting. The special meeting of stockholders therefore had no quorum and the meeting was adjourned.

The Company has no present intention to schedule a postponed annual meeting. However, DPW intends to seek approval for the proposals submitted to its stockholders at the adjourned annual meeting when practicable. The record date for the new annual meeting will be established by the Company, but will be set at a future date; the former record date of November 2, 2020 is no longer valid.

For more information on DPW Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available under the Investor Relations section at www.DPWHoldings.com or available at www.sec.gov.

About DPW Holdings, Inc.

DPW Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, telecommunications, medical, and textiles. In addition, the Company owns a select portfolio of commercial hospitality properties and extends credit to select entrepreneurial businesses through a licensed lending subsidiary. DPW’s headquarters are located at 201 Shipyard Way, Suite E, Newport Beach, CA 92663; www.DPWHoldings.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.DPWHoldings.com.

Contacts:

IR@DPWHoldings.com or 1-888-753-2235